Exhibit 10.24

FIRST AMENDMENT TO THE
BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
DEFERRED COMPENSATION PLAN
(Amended and Restated as of January 1, 2015)

Pursuant to Section 8.1 of the Baxter International Inc. and Subsidiaries Deferred Compensation Plan, as amended and restated effective as of January 1, 2015 (the “Plan”), the Plan is further amended as follows, effective May 11, 2016:

1.	Section 4.2 is amended by the addition of a new paragraph C at the end thereof to read as follows:
“C.

Participants whose Deferred Compensation Account is deemed invested in the Company Stock Fund shall not be permitted to elect to have their account balance determined as if their shares had been exchanged for shares of Baxalta Incorporated pursuant to the exchange offer set forth in the prospectus, a preliminary copy of which was filed by the Company with the SEC on March 21, 2016, and the balances of Deferred Compensation Accounts deemed to be invested in the Company Stock Fund shall be determined without regard to such exchange offer.”

3.	Section 4.2 is further amended by the addition of a new paragraph D at the end thereof to read as follows:
“D.

On January 11, 2016, Baxalta Incorporated (“Baxalta”) announced that it had entered into an Agreement and Plan of Merger with Shire plc (“Shire”), pursuant to which Shire will acquire Baxalta (the “Merger”), subject to the satisfaction or waiver of certain conditions, and the common stock of Baxalta will be converted into a combination of American Depositary Shares with respect to the common stock of Shire (the “Shire ADSs”) at the rate of .1482 Shire ADSs and $18 in cash (the “Cash Consideration”) for each share of common stock of Baxalta.  Each Participant whose Deferred Compensation Account is deemed to be invested in the Baxalta common stock fund at the closing of the Merger will be deemed to have received a number of Shire ADSs and Cash Consideration based upon the number of shares of Baxalta common stock in which the Account is deemed invested, and thereafter the Baxalta common stock fund will be converted into a fund consisting of Shire ADSs, and each such Participant’s deemed share of the Cash Consideration will be transferred into the Stable Income Fund.  The fund consisting of Shire ADSs will be closed to new investments, but each such Participant may transfer his or her share of the Cash Consideration from the Stable Income Fund into any other open fund in accordance with  Paragraph B.”

3.

This amendment shall be immediately effective upon its approval by the Administrative Committee, subject to the following.  In the event the exchange offer described in the amendment made by Section 1 above is not consummated due to the termination of the exchange offer, in accordance with the terms described in the prospectus, the amendment made by Section 1 shall be null and void.  In the event the Merger described in the amendment made by Section 2 above is not consummated due to the termination of the Merger agreement between Baxalta and Shire, the amendment made by Section 2 shall be null and void.  In the event that neither the exchange offer nor the Merger is consummated, as referenced above, this entire amendment shall be null and void.  Except as otherwise provided herein, the Plan shall remain in full force and effect.

BAXTER INTERNATIONAL INC. ADMINISTRATIVE COMMITTEE

By: /s/ Salvatore Dadouche

Salvatore Dadouche

Administrative  Committee Member

2